Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 30,

2015, is hereby entered into in the State of Maryland by and between SUCAMPO PHARMACEUTICALS, INC., a Delaware limited liability company (the "Company"), and Andrew Smith ("Executive").

WHEREAS, Executive was hired as the Chief Financial Officer of the Company as of January 30, 2015;

WHEREAS, Executive possesses certain skills, experience or expertise which will be of use to the Company;

WHEREAS, the parties acknowledge that Executive's abilities and services are unique and will significantly enhance the business prospects of the Company; and

WHEREAS, in light of the foregoing, the Company desires to employ Executive as the Chief Financial Officer as of January 30, 2015 and Executive desires to obtain such employment.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.	Employment and Duties

1.1	The Company offers and Executive hereby accepts employment with the Company for the Term (as hereinafter defined) as its Chief Financial Officer, and in connection therewith, to perform such duties as Executive shall reasonably be assigned by

Executive's supervisor and/or by the Company's Board of Directors and to enter into this Agreement.

1.2	Executive hereby warrants and represents that Executive has no contractual commitments or other obligations to third parties inconsistent with Executive's acceptance of this employment and performance of the obligations set forth in this Agreement.

1.3	Executive shall perform such duties and carry out Executive's responsibilities hereunder faithfully and to the best of Executive's ability, and shall devote Executive's full business time and best efforts to the business and affairs of the Company during normal business hours (exclusive of periods of vacation, sickness, disability, or other leaves to which Executive is entitled).

1.4	Executive will perform all of Executive's responsibilities in compliance with all applicable laws and will ensure that the operations that Executive manages are in compliance with all applicable laws.

2.	Employment Term

2.1	Term

The term of Executive's employment hereunder (the "Term") shall commence on January 30, 2015 and shall end on January 30, 2016, unless sooner terminated as hereinafter provided; provided, however, that the Term shall be automatically renewed and extended for an additional period of one (1) year on each date on which it would otherwise expire unless either party gives a Notice of Termination (as defined below) to the other party at least sixty (60) days prior to such expiration date.

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2.2	Survival on Merger or Acquisition

In the event the Company is acquired during the Term, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not automatically be terminated, and the Company agrees to use its best efforts to ensure that the transferee or surviving company shall assume and be bound by the provisions of this Agreement.

3.	Compensation and Benefits

3.1	Compensation

(a)	Base Salary. The Company shall pay Executive a salary at an annual rate that is not less than three hundred fifty thousand and 00/100 dollars ($350,000), to be paid in bi- weekly installments, in arrears (the "Base Salary"). The Base Salary will be reviewed by the Compensation Committee of the Board of Directors ("Compensation Committee") at least annually, and the Committee's recommendation shall be reviewed and approved by the Board of Directors. The Base Salary may, in the sole discretion of the Board of Directors, be increased, but not decreased (unless either mutually agreed by Executive and the Company, or established as part of across-the- board salary reductions that apply equally to all similarly situated officers as a percentage reduction in their salaries).

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(b)	Stock Compensation.

(i)	Awards. On the Effective Date, the Company shall grant Executive, on the terms and conditions set forth in the Incentive Stock Option Agreement attached hereto as Exhibit A and generally described herein, the right and option to purchase, in whole or in part, 50,000 shares of the Company’s common stock at the option exercise price as defined in the Incentive Stock Option agreement in effect on the grant date, which will be the Effective Date of this Agreement and which will vest ratably over a four (4) year period. Additionally, at least annually for the Term of this Agreement, Executive shall be eligible for consideration to receive restricted stock grants, incentive stock options or other awards in accordance with the Amended and Restated 2006 Stock Incentive Plan. Recommendations concerning the decision to make an award pursuant to that Plan and the amount of any award are entirely discretionary and shall be made initially by the Compensation Committee, subject to review and approval by the Board of Directors.

(ii)	Effect of Termination of Employment. As more fully set forth in the

Executive’s Incentive Stock Option Agreement and generally described herein, in the event that, during the Term, (1) the Company terminates Executive’s employment by not renewing this Agreement or without cause, any unvested stock options that have duration vesting condition as defined in the Incentive Stock Option Agreement (such terms shall govern in the event of any conflict with this Agreement) shall immediately vest to the extent such unvested stock options would have vested in the twelve (12) months from the Date of Termination; or (2) if the Company is acquired or is the non-surviving party in a merger, or the Company sells all of its assets, and in advance of the closing of such

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transaction or within twelve (12) months thereafter the Executive is terminated without Cause, or terminates his or her employment for Good Reason or because this Agreement is not assumed by the successor corporation (or affiliate thereto), any unvested stock options that have a duration vesting condition as defined in the Incentive Stock Option Agreement (such terms shall govern in the event of any conflict with this Agreement), shall immediately vest and any unvested stock options under the Plan with a performance condition shall immediately vest and may be exercised only to the extent the performance targets have been achieved or would be achieved by such acquisition, merger or sale in accordance with the terms of the Plan and the Executive’s Incentive Stock Option Agreement, which in the event of a conflict with this Agreement controls.

(c)	Bonuses. Executive shall be eligible to receive an annual cash bonus award targeted at 40% of annual base earnings in recognition of Executive's contributions to the success of the Company pursuant to the Company's management incentive bonus program as it may be amended or modified from time to time. Recommendations concerning the decision to make an award and the amount of any award are entirely discretionary and shall be made initially by the Compensation Committee, subject to review and approval by the Board of Directors.

(d)	Taxes. Executive acknowledges and agrees that Executive shall be solely responsible for the satisfaction of any applicable taxes that may arise pursuant to this Agreement (including taxes arising under Code Section 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes), and that neither the Company nor any of its employees, officers, directors, or agents shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold Executive harmless

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from any or all of such taxes. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. All compensation due to Executive shall be paid subject to withholding by the Company to ensure compliance with all applicable laws and regulations.

3.2	Participation in Benefit Plans

Executive shall be entitled to participate in all employee benefit plans or programs of the Company offered to other employees to the extent that Executive's position, tenure, salary, and other qualifications make Executive eligible to participate in accordance with the terms of such plans. The Company does not guarantee the continuance of any particular employee benefit plan or program during the Term, and Executive's participation in any such plan or program shall be subject to all terms, provisions, rules and regulations applicable thereto.

3.3	Expenses

The Company will pay or reimburse Executive for all reasonable and necessary out-of- pocket expenses incurred by Executive in the performance of Executive's duties under this Agreement. Executive shall provide to the Company detailed and accurate records of such expenses for which payment or reimbursement is sought, and Company payments shall be in accordance with the regular policies and procedures maintained by the Company from time to time, and all reimbursements due under this Agreement shall be separately requested and paid not later than one year after Executive incurs the underlying expense.

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3.4	Professional Organizations

During the Term, Executive shall be reimbursed by the Company for the annual dues payable for membership in professional societies associated with subject matter related to the Company's interests. New memberships for which reimbursement will be sought shall be approved by the Company in advance.

3.5	Parking

During the Term and where Executive uses an automobile to commute to work, the Company shall either provide parking for Executive's automobile at the Company's expense or reimburse Executive for such expense.

4.	Termination of Employment

4.1	Definitions

As used in Article 4 of this Agreement, the following terms shall have the meaning set forth for each below:

(a)	"Benefit Period" shall mean (i) the twelve (12) month period commencing on the Date of Termination which occurs in connection with a termination of employment described in the Section 4.4(a) or (ii) the eighteen (18) month period commencing on the Date of Termination which occurs in connection with a termination of employment described in the first sentence of Section 4.4.(b), or a period ending when Executive becomes eligible for group medical benefits coverage from another source, whichever is shorter.

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(b)	"Cause" shall mean any of the following:

i.	the gross neglect or willful failure or refusal of Executive to perform Executive's duties hereunder (other than as a result of Executive's death or Disability);

ii.	perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent or employee thereof;

iii.	any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or Executive's reputation or business relationships;

iv.	conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude;

v.	the material breach by Executive of this Agreement (including, without limitation, the Employment Covenants set forth in Article 5 of this Agreement); or

vi.	the failure or continued refusal to carry out the directives of Executive's supervisor or the Board of Directors that are consistent with Executive's duties and responsibilities under this Agreement which is not cured within thirty (30) days after receipt of written notice from the Company specifying the nature of such failure or refusal; provided, however, that Cause shall not exist if such refusal arises from Executive's reasonable, good faith belief that such failure or refusal is required by law.

(c)	"Date of Termination" shall mean the date specified in the Notice of Termination (as hereinafter defined) (except in the case of Executive's death, in which case the Date

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of Termination shall be the date of death); provided, however, that if Executive's employment is terminated by the Company other than for Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Executive.

(d)	"Notice of Termination" shall mean a written notice from the Company to Executive that indicates Section 2 or the specific provision of Section 4 of this Agreement relied upon as the reason for such termination or nonrenewal, the Date of Termination, and, in the case of termination or non-renewal by the Company for Cause, in reasonable detail, the facts and circumstances claimed to provide a basis for termination or nonrenewal.

(e)	"Good Reason" shall mean:

i.	Company effects a material diminution of Executive's position, authority or duties;

ii.	any requirement that Executive, without his/her consent, move his/her regular office to a location more than fifty (50) miles from Company's executive offices;

iii.	the material failure by Company, or its successor, if any, to pay compensation or provide benefits or perquisites to Executive as and when required by the terms of this Agreement; or

iv.	any material breach by Company of this Agreement.

The Executive shall have Good Reason to terminate Executive's employment if (i) within twenty-one (21) days following Executive's actual knowledge of the event which

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Executive determines constitutes Good Reason, Executive notifies the Company in writing that Executive has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within thirty (30) days, and Executive resigns within sixty (60) days thereafter.

(f)	"Change in Control" shall mean:

i.	the acquisition by any person of beneficial ownership of fifty percent (50%) or more of the outstanding shares of the Company's voting securities; or

ii.	the Company is the non-surviving party in a merger; or

iii.	the Company sells all or substantially all of its assets; provided, however, that no "Change in Control" shall be deemed to have occurred merely as the result of a refinancing by the Company or as a result of the Company's insolvency or the appointment of a conservator; or

iv.	the Board of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership or ownership of the voting power of the Company's voting securities to constitute a change of effective ownership or control of the Company.

4.2	Termination upon Death or Disability

This Agreement and Executive's employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death of

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Executive. In addition, except as prohibited by applicable law, the Company may terminate Executive’s employment on account of Disability, as defined in this subparagraph. "Disability" shall mean a physical or mental illness, injury, or condition that prevents Executive from performing some or all of the essential functions of Executive’s job for a period of at least ninety (90) consecutive calendar days, or one hundred and twenty (120) calendar days whether consecutive or not, during any one (1) year period, as certified by an independent physician competent to assess the condition at issue, and which cannot be reasonably accommodated without undue hardship on the Company.

4.3	Company’s and Executive’s Right to Termination.

This Agreement and Executive's employment hereunder may be terminated at any time by the Company for Cause or, if without Cause, upon thirty (30) days prior written notice to Executive. In the event the Company should give Executive notice of termination without Cause, the Company may, at its option, elect to provide Executive with thirty (30) days' salary in lieu of Executive's continued active employment during the notice period. This Agreement and Executive's employment hereunder may be terminated by Executive at any time for Good Reason and, if without Good Reason, upon thirty (30) days prior written notice to the Company.

4.4	Compensation Upon Termination

Severance.

(a)	In the event (1) the Company terminates Executive’s employment without Cause; or

(2) this Agreement terminates pursuant to Section 4.2 due to the death or disability of

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Executive, or (3) the Company elects not to renew this Agreement under circumstances where Executive is willing and able to execute a new agreement providing terms and conditions substantially similar to those in this Agreement, or (4) the Executive terminates this Agreement for Good Reason, Executive (or his estate) shall be entitled to receive: (i) Executive's Base Salary through the Date of Termination, (ii) reimbursement for the duration of the Benefit Period of (1) any COBRA continuation premium payments made by Executive and (iii) a lump sum severance payment equal to twelve (12) months of Executive’s then current annual Base Salary to be made not later than sixty (60) days following Executive’s Date of Termination; provided, however that each of the benefits under clauses (ii) and (iii) hereof are absolutely contingent on Executive's execution of the Release (as provided in Section 4.4(c) below) without any revocation having occurred. Notwithstanding the foregoing, the Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of severance benefits to Executive if the Company reasonably determines that the timing would subject the severance benefits to any additional tax or interest assessed under Section 409A of the Internal Revenue Code. In such event, the payments will be made as soon as practicable without causing the severance benefits to trigger such additional tax or interest under Section 409A of the Internal Revenue Code. If any amounts that become due under Section 4.4 constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of Executive’s separation from service, Executive is a

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“specified employee” (under Internal Revenue Code Section 409A), any benefit as to which Section 409A penalties could be assessed that becomes payable to Executive on account of Executive’s “separation from service” (including any amounts payable pursuant to the preceding sentence) shall be paid, without interest thereon, on the date six months and one day after such separation from service. In no event shall Executive be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than Base Salary earned through such Date of Termination and any other benefits payable under Section 4.4(a).

(b)	Change in Control. In the event that Executive in advance of the closing or within twelve (12) months following the occurrence of a “Change in Control” of the Company (1) is terminated other than for Cause, or (2) terminates for Good Reason, or (3) terminates because this Agreement is not assumed by the successor corporation (or affiliate thereto) as the result of a Change in Control, Executive (or his estate) shall be entitled to receive: (i) Executive's Base Salary through the Date of Termination, (ii) reimbursement for the duration of the Benefit Period of (1) any COBRA continuation premium payments made by Executive and (iii) a lump sum severance payment equal to eighteen (18) months of Executive’s then current annual Base Salary to be made not later than sixty (60) days following Executive’s Date of Termination; provided, however that each of the benefits under clauses (ii) and (iii) hereof are absolutely contingent on Executive's execution of the Release (as provided in Section 4.4(c) below) without any revocation having occurred. Notwithstanding the foregoing, the Company shall, to the extent necessary and only to the extent

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necessary, modify the timing of delivery of severance benefits to Executive if the Company reasonably determines that the timing would subject the severance benefits to any additional tax or interest assessed under Section 409A of the Internal Revenue Code. In the event that Executive shall become entitled to a Change in Control Severance Payment as provided herein, the Company shall cause its independent auditors promptly to review, at the Company's sole expense, the applicability to those payments of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). If the auditors determine that any payment of the Change in Control Severance Payment would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, then such payment owed to Executive shall be reduced by an amount calculated to provide to Executive the maximum Change in Control Severance Payment which will not trigger application of Sections 280G and 4999 of the Code, with any such reduction being made last with respect to benefits that are not exempt from Code §409A.

(c)	Release. Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving severance benefits to be paid pursuant to this Section 4.4, Executive shall execute and deliver to the Company a general release in the form attached hereto as Exhibit A not later than forty-five (45) days after Executive’s Date of Termination. The Company shall have no obligation to provide any severance benefits to Executive until it has received the general release from Executive within the time specified in the preceding sentence, and any revocation or rescission period applicable to the Release shall have expired without revocation or rescission.

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5.	Employment Covenants

5.1	Definitions

As used in this Article 5 of the Agreement, the following terms shall have the meaning set forth for each below:

(a)	"Affiliate" shall mean a person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or under common control with another person or entity, including current and former directors and officers of such an entity.

(b)	"Confidential Information" shall mean all confidential and proprietary information of the Company, its Predecessors and Affiliates, whether in written, oral, electronic or other form, including but not limited to trade secrets; technical, scientific or business information; processes; works of authorship; Inventions; discoveries; developments; systems; chemical compounds; computer programs; code; algorithms; formulae; methods; ideas; test data; know how; functional and technical specifications; designs; drawings; passwords; analyses; business plans; information regarding actual or demonstrably anticipated business, research or development; marketing, sales and pricing strategies; and information regarding the Company's current and prospective consultants, customers, licensors, licensees, investors and personnel, including their names, addresses, duties and other personal characteristics. Confidential Information does not include information that (i) is in the public domain, other than as a result of an act of misappropriation or breach of an obligation of confidentiality by any person;

(ii) Executive can verify by written records kept in the ordinary course of business

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was in Executive's lawful possession prior to its disclosure to Executive; (iii) is received by Executive from a third party without a breach of an obligation of confidentiality owed by the third party to the Company and without the requirement that Executive keep such information confidential; or (iv) Executive is required to disclose by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction. If Executive is required to make disclosure pursuant to clause (iv) of the preceding sentence as a result of the issuance of a court order or other government process, Executive shall (a) promptly, but in no event more than 72 hours after learning of such court order or other government process, notify, pursuant to Section 6.1 below, the Company; (b) at the Company's expense, take all reasonable necessary steps requested by the Company to defend against the enforcement of such court order or other government process, and permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof; and (c) if such compelled disclosure is required, Executive shall disclose only that portion of the Confidential Information that is necessary to meet the minimum legal requirement imposed on Executive.

(c)	"Executive Work Product" shall mean all Confidential Information and Inventions conceived of, created, developed or prepared by Executive (whether individually or jointly with others) before or during Executive's employment with the Company, during or outside of working hours, which relate in any manner to the actual or demonstrably anticipated business, research or development of the Company, or result from or are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Company or any of its Affiliates.

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(d)	"Invent ion" shall mean any apparatus, biological processes, cell line, chemical compound, creation, data, development, design, discovery, formula, idea, improvement, innovation, know-how, laboratory notebook, manuscript, process or technique, whether or not patentable or protectable by copyright, or other intellectual property in any form.

(e)	"Predecessor" shall mean an entity, the major portion of the business and assets of which was acquired by another entity in a single transaction or in a series of related transactions.

(f)	"Trade Secrets," as used in this Agreement, will be given its broadest possible interpretation under the law applicable to this Agreement.

5.2	Nondisclosure and Nonuse

Executive acknowledges that prior to and during Executive's employment with the Company, Executive had and will have occasion to create, produce, obtain, gain access to or otherwise acquire, whether individually or jointly with others, Confidential Information. Accordingly, during the term of Executive's employment with the Company and at all times thereafter, Executive shall keep secret and shall not, except for the Company's benefit, disclose or otherwise make available to any person or entity or use, reproduce or commercialize, any Confidential Information, unless specifically authorized in advance by the Company in writing.

5.3	Other Confidentiality Obligations

Executive acknowledges that the Company may, from time to time, have agreements with other persons or entities or with the U.S. Government or governments of other countries, or agencies thereof, which impose confidentiality obligations or other restrictions on the Company.

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Executive hereby agrees to be bound by all such obligations and restrictions and shall take all actions necessary to discharge the obligations of the Company thereunder, including, without limitation, signing any confidentiality or other agreements required by such third parties.

5.4	Return of Confidential Information

At any time during Executive's employment with the Company, upon the Company's request, and in the event of Executive's termination of employment with the Company for any reason whatsoever, Executive shall immediately surrender and deliver to the Company all records, materials, notes, equipment, drawings, documents and data of any nature or medium, and all copies thereof, relating to any Confidential Information (collectively the "the Company Materials") which is in Executive's possession or under Executive's control. Executive shall not remove any of the Company Materials from the Company's business premises or deliver any of the Company Materials to any person or entity outside of the Company, except as required in connection with Executive's duties of employment. In the event of the termination of Executive's employment for any reason whatsoever, Executive shall promptly sign and deliver to the Company a Termination Certificate in the form of Exhibit B attached hereto.

5.5	Confidential Information of Others

Executive represents that Executive's performance of all the terms of this Agreement and Executive's employment with the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data with regard to which Executive has obligations of confidentiality or nonuse, and Executive shall not disclose to the Company or cause the Company to use any such confidential proprietary information, knowledge or data belonging to any previous employer of Executive or other person. Executive represents that

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Executive has not brought and will not bring to the Company or use at the Company any confidential materials or documents of any former employer or other person that are not generally available to the public, unless express written authorization for their possession and use has been obtained from such former employer or other person. Executive agrees not to enter into any agreement, whether written or oral, that conflicts with these obligations.

5.6	Other Obligations

The terms of this Section 5 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation to which Executive may be subject relating to the protection of Confidential Information.

5.7	Assignment of Confidential Information and Inventions; Works Made for Hire

Executive hereby assigns to the Company all right, title and interest in all intellectual property, including any patent applications, trade secrets, know how, copyrights, software, or trademarks associated with the Executive Work Product and Confidential Information. Executive hereby acknowledges and agrees that all Executive Work Product subject to copyright protection constitutes "work made for hire" under United States copyright laws (17 U.S.C. §101) and is owned exclusively by the Company. To the extent that title to any Executive Work Product subject to copyright protection does not constitute a "work for hire," and to the extent title to any other Executive Work Product does not, by operation of law or otherwise, vest in the Company, all right, title, and interest therein, including, without limitation, all copyrights, patents and trade secrets, and all copyrightable or patentable subject matter, are hereby irrevocably assigned to the Company. Executive shall promptly disclose to the Company in writing all Executive Work Product. Executive shall, without any additional compensation,

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execute and deliver all documents or instruments and give the Company all assistance it requires to transfer all right, title, and interest in any Executive Work Product to the Company; to vest in the Company good, valid and marketable title to such Executive Work Product; to perfect, by registration or otherwise, trademark, copyright and patent protection of the Company with respect to such Executive Work Product; and otherwise to protect the Company's trade secret and proprietary interest in such Executive Work Product. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agents and attorneys-in-fact to act for and on Executive's behalf, and to execute and file any documents and to do all other lawfully permitted acts to further the purposes of this Section 5.7 with the same legal force and effect as if executed by Executive.

5.8	Representations

Executive represents that, to the best of his or her knowledge, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that Executive will not knowingly create any Invention which causes any such violation.

5.9	Invent ions, Intellectual Property and Equipment Not Transferred

Executive has set forth on Exhibit C attached hereto a complete list and brief description of all Inventions, intellectual property and equipment located at the Company which is owned directly or indirectly by Executive and which shall not be transferred to the Company pursuant to this Agreement. Except as so listed, Executive agrees that he or she will not assert any rights under any intellectual property as having been made or acquired by Executive prior to being

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employed by the Company. The Company may, at its discretion, require detailed disclosures and materials demonstrating ownership of the intellectual property so listed.

5.10	Exclusivity of Employment

During the Term, and without prior approval of the Board of Directors, Executive shall not directly or indirectly engage in any activity competitive with or adverse to the Company's business or welfare or render a material level of services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise.

5.11	Covenant Not to Compete

Executive acknowledges that his services to the Company involve a unique level of trust, of skills, and of access to Confidential Information and other business and strategic insights about the Company, and accordingly Executive agrees to be bound and abide by the following covenant not to compete:

(a)	Term and Scope. During Executive's employment with the Company and for a period of twelve (12) months after the Term, Executive will not render to any Conflicting Organization (as hereinafter defined), services, directly or indirectly, anywhere in the world in connection with any Conflicting Product (as hereunder defined), except that Executive may accept employment with a Conflicting Organization whose business is diversified (and which has separate and distinct divisions) if Executive first certifies to the Company in writing that such prospective employer is a separate and distinct division of the Conflicting Organization and that Executive will not render services directly or indirectly in respect of any Conflicting Product. Such twelve (12) month

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time period shall be tolled during any period that Executive is engaged in activity in violation of this covenant.

(b)	Judicial Construction. Executive and the Company agree that, if the period of time or the scope of this Covenant Not to Compete shall be adjudged unreasonably overbroad in any court proceeding, then the period of time and/or scope shall be modified accordingly, so that this covenant may be enforced with respect to such services or geographic areas and during such period of time as is judged by the court to be reasonable.

(c)	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Conflicting Product" means any product, method or process, system or service of any person or organization other than the Company that is the same as, similar to or interchangeable with any product, method or process, system or service material to the Company’s business that was provided or under development by the Company or any of its Affiliates at the time Executive's employment with the Company terminates, or about which Executive acquired any Confidential Information or developed any Executive Work Product.

"Conflicting Organization" means any person or organization which is engaged in research on or development, production, marketing, licensing, selling or servicing of any Conflicting Product.

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5.12	Non-Solicitation

For a period of twelve (12) months after termination of employment with the Company for any reason, Executive shall not directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any person employed by the Company (as of the date of Executive's termination) or any person who, as of the date of Executive's termination, was in the process of being recruited by the Company, or induce any such employee to terminate his or her employment with the Company.

5.13	Judicial Enforcement

In the event of a breach or violation of any provision of this Article 5 by Executive, the parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the employment covenants contained herein.

6.	Miscellaneous

6.1	Notices

All notices or other communications which are required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument given by personal delivery, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

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To Company:	Sucampo Pharmaceuticals, Inc.
4520 East West Highway, Third Floor
Bethesda, Maryland 20814
Attention: Executive Vice President, Human Resources

Copy to: Corporate Secretary

To Executive:	Andrew Smith
4520 East West Highway, 3rd Floor
Bethesda, MD 20814

All such notices, advances and communications shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of air courier, on the business day after the date when sent and (iii) in the case of mailing, on the third business day following such mailing.

6.2	Headings

The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.

6.3	Modifications; Waiver

No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

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6.4	Entire Agreement

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto including, without limitation, the offer letter between Executive and the Company dated January 30, 2015.

6.5	Severability

Any provision of this Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

6.6	Controlling Law

This Agreement has been entered into by the parties in the State of Maryland and shall be continued and enforced in accordance with the laws of Maryland.

6.7	Arbitration

Any controversy, claim, or breach arising out of or relating to executive’s employment or termination of employment, this Agreement or the breach thereof shall be settled by arbitration in the State of Maryland in accordance with the rules of the American Arbitration Association for commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided, however, that this provision shall not preclude

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the Company from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Article 5 of this Agreement. All other disputes or any nature related to executive’s employment or this agreement will be resolved by arbitration. It is understood and agreed that, in the event the Company gives notice to Executive of termination for Cause and it should be finally determined in a subsequent arbitration that Executive's termination was not for Cause as defined in this Agreement, then the remedy awarded to Executive shall be limited to such compensation and benefits as Executive would have received in the event of Executive's termination other than for Cause at the same time as the original termination.

6.8	Assignments

Subject to obtaining Executive's prior approval, which shall not be unreasonably withheld or delayed, the Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Agreement is personal to Executive and Executive's rights and interest hereunder may not be assigned, nor may Executive's obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

6.9	Read and Understood

Executive has read this Agreement carefully and understands each of its terms and conditions. Executive has sought independent legal counsel of Executive's choice to the extent

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Executive deemed such advice necessary in connection with the review and execution of this Agreement.

6.10. Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and both of which, taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

SUCAMPO PHARMACEUTICALS, INC.

By:	/s/ Peter Greenleaf
Peter Greenleaf
Chief Executive Officer

/s/ Andrew Smith

EXECUTIVE

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Exhibit A

Sucampo Pharmaceuticals, Inc. Stock Option Incentive Award

Stock Option Agreement Terms and Conditions

This Incentive Stock Option Agreement, along with the Sucampo Pharmaceuticals, Inc. Stock Option Incentive Award Summary delivered herewith (the "Award Summary"), once signed by the individual named on the Award Summary (the "Participant"), shall constitute an Agreement made as of the Grant Date (as indicated on the Award Summary), by and between Sucampo Pharmaceuticals, Inc., a Delaware corporation having its principal office at 4520 East-West Highway, Third Floor, Bethesda, MD 20814 (“Sucampo” and with its direct and indirect subsidiaries, the "Company"), and Matthias Alder (“Participant”).

WITNESSETH:

WHEREAS, the Board of Directors and shareholders of Sucampo have approved the Sucampo Pharmaceuticals, Inc. 2006 Stock Incentive Plan, as amended and restated (the “Plan”); and

WHEREAS, pursuant to the authority granted to it in the Plan, the Compensation Committee of the Board of Directors of Sucampo (the "Committee"), directly authorized the award evidenced by this Agreement; and

WHEREAS, awards granted under the Plan are subject to the terms and conditions in the Plan;

NOW, THEREFORE, it is mutually agreed as follows:

A.  Terms and Conditions Applicable to Stock Options. All the terms and conditions set forth in this Agreement, in the Plan that apply to stock option awards and in the Award Summary shall govern the stock options granted to the Participant under this Agreement.

1.                  Grant of Options. In consideration of the Participant remaining in the continuous service of the Company and agreeing to be bound by the covenants of Section B, Sucampo hereby grants to Participant, on the terms and conditions set forth herein, the right and option to purchase, in whole or in part, the number of shares (the “Shares”) of Class A common stock, $0.01 par value per share, of the Company (“Common Stock”) indicated on the Award Summary under the heading “Total Award”, at the Grant/Exercise Price per share indicated on the Award Summary (the “Option Exercise Price”), which was the Fair Market Value (as defined below) of the Common Stock on the Grant Date, rounded up to the nearest one-fourth. The right to purchase each such share is referred to herein as an “Option.” If designated in the Award Summary as an Incentive Stock Option, those Options are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”);

however, if any Options that are intended to be Incentive Stock Options fail to qualify as Incentive Stock Options, such Options shall be treated as Nonstatutory Stock Options.

2.                  Vesting Schedule. Those Options as set forth in the Award Summary shall vest on the applicable vesting dates (such date, a "Vesting Date") and will become exercisable from the applicable Vesting Date through the expiration date set forth in the Award Summary (the "Expiration Date"). Options may vest only while the Participant is in continuous service with the Company. Once vested and exercisable, and until terminated, all or any portion of the Options may be exercised from time to time and at any time under procedures that the Committee or its delegate shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of Options which may be exercised at any time.

The right of exercise shall be cumulative so that to the extent any Options are not exercised in any period to the maximum extent permissible such Options shall continue to be exercisable, in whole or in part, with respect to all Shares for which such Options are vested until the earlier of the Expiration Date or the termination of such Options under Paragraph 4 hereof or the Plan.

3.	Exercise of Options.

(a)                Form of Exercise. Subject to terms and conditions set forth herein, each election to exercise Options shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of Shares covered by vested Options that have not previously been exercised, provided that no partial exercise of Options may be for any fractional Share. The aggregate Option Exercise Price for the Shares being purchased, together with any amount which the Company may be required to withhold upon such exercise in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of issuance of the Shares being purchased as a result of the exercise of any Options.

(b)               Continuous Relationship with the Company Required. Except as otherwise provided in Paragraph 4, Options may not be exercised unless the Participant, at the time he or she exercises Options, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company as defined in Section 424(e) or (f) of the Code.

4.	Effect of Termination of Employment, Death, Retirement and Total Disability.

(a)                Termination of Relationship with the Company. If the Participant ceases to have a continuous relationship with the Company for any reason, then, except as provided in paragraphs (b),(c) and (d) below, the right to exercise Options shall terminate three months after such cessation (but in no event after the Expiration Date); provided, that Options shall be exercisable only to the extent that the Participant was entitled to exercise Options on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Expiration Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise Options shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(b)               Effect of Termination of Employment Agreement Without Cause. If the Participant's employment with the Company (or if applicable, a successor corporation) is terminated by the Company or such successor for any reasons other than Cause then, as of the date of the Participant's termination, (i) those outstanding Options granted hereunder which would vest during the twelve (12) months after the date of the Participant’s termination shall vest and become exercisable and shall remain outstanding until the Expiration Date and shall be paid immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A. For purposes of this Section C.3, "Cause" and "Good Reason" are defined in the Participant’s employment agreement, if applicable, or Cause is defined hereinafter, and a termination for Cause or Good Reason is subject to the terms and conditions set forth in the Plan.

(c)                Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Expiration Date while he or she is in a continuous relationship with the Company and the Participant had not been terminated from such relationship for “Cause” as defined below, Options shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided, that Options shall be exercisable only to the extent that Options were exercisable by the Participant on the date of his or her death or disability, and further provided that Options shall not be exercisable after the Expiration Date.

(d)               Removal. If, prior to the Expiration Date, the Participant is removed pursuant to Section 2.6 of the Restated Bylaws of the Company, the right to exercise Options shall terminate immediately upon the effective date of such removal.

(d) Transfers to a Related Entity. In the event the Participant transfers to a Related Entity (as defined below) as a result of actions by Sucampo, any reference to "Company" in this Agreement shall be deemed to refer to such Related Entity in addition to the Company.

5.                  Buy-Out of Option Gains. Except as provided hereinafter, at any time after any Option becomes exercisable, the Committee shall have the right, in its sole discretion and without the consent of the Participant, to cancel such Option and to cause Sucampo to pay to the Participant the excess of the Fair Market Value of the shares of Common Stock covered by such Option over the Option Exercise Price of such Option as of the date the Committee provides written notice (the "Buy Out Notice") of its intention to exercise such right. Payments of such buy out amounts pursuant to this provision shall be effected by Sucampo as promptly as possible after the date of the Buy Out Notice and shall be made in shares of Common Stock. The number of shares shall be the greatest number of whole shares determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock at the date of the Buy Out Notice. Payments of any such buy out amounts shall be made net of all applicable foreign, federal (including FICA), state and local withholding taxes, if any, calculated at the assumed maximum tax withholding rate.

6.                  No Rights as Stockholder. The Participant shall have no rights as a holder of the Common Stock with respect to the Options granted hereunder unless and until such Options are exercised and the Shares have been registered in the Participant's name as owner.

7.                  Nontransferability of Options. Options may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, Options shall be exercisable only by the Participant.

B.  Prohibited Conduct. In consideration of the Company the grant by the Company of the Options, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant and the Company, intending to be legally bound, and recognizing that the Company has made and will continue to make available to Participant Confidential Information, as more fully described in Section B.2. below, that Participant acknowledges constitutes proprietary information of the Company, hereby agree as follows.

1.                      Non-Competition and Non-Solicitation. At all times during his or her continuous relationship with the Company and for a period of twelve months after the termination of the Participant's continuous relationship with the Company for any reason whatsoever (including a termination due to the Participant's Retirement or Total Disability), Participant shall and will not, without the prior written consent of Sucampo's chief human resources officer or chief legal officer, either directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, engage in any activities prohibited in the following Section B.1 (a) and (b):

(a)   The Participant shall not, in any country in which the Company operates, accept any employment, assignment, position or responsibility, or provide services in any capacity or acquire any ownership interest which involves the Participant's Participation in a Conflicting Organization that engages in research on, or development, production, marketing, licensing, selling or servicing of, a Conflicting Product; or

(b)   The Participant shall not in any way, directly or indirectly (including through someone else acting on the Participant's recommendation, suggestion, identification or advice), solicit or hire, or assist any other person in soliciting or hiring, any Company employee to leave the Company's employment or to accept any position with any other entity or any person who had been an employee of the Company at any time in the past twelve (12) months from the date of determination.

2.                  Non-Disclosure. In order to assist the Participant with his or her duties, during the time Participant has a continuous relationship with the Company, the Company shall continue to provide the Participant with access to confidential and proprietary and operational information and other confidential information which is either information not known by actual or potential competitors, customers and third parties of the Company or is proprietary information of the Company ("Confidential Information"). Such Confidential Information shall mean all confidential and proprietary information of the Company, its predecessors and Affiliates, whether in written, oral, electronic or other form, including but not limited to trade secrets; technical, applications filed with any governmental agency such as NDAs and ANDAs filed with the Food and Drug Administration, scientific or business information; processes; works of authorship; Inventions; discoveries; developments; systems; chemical compounds; computer programs; code; algorithms; formulae; methods; ideas; test data; know how; functional and technical specifications; designs; drawings; passwords; analyses; business plans; information regarding actual or demonstrably anticipated business, research or development; marketing, sales and pricing strategies; and information regarding the Company's current and prospective consultants, customers, licensors, licensees, investors and personnel, including their names, addresses, duties and other personal characteristics. Confidential Information does not include information that (i) is in the public domain, other than as a result of an act of misappropriation or breach of an obligation of confidentiality by any person; (ii) Participant can verify by written records kept in the ordinary course of business was in Participant 's lawful possession prior to its disclosure to Participant; (iii) is received by Participant from a third party without a breach of an obligation of confidentiality owed by the third party to the Company and without the requirement that Participant keep such information confidential; or (iv) Participant is required to disclose by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction. If Participant is required to make disclosure pursuant to clause (iv) of the preceding sentence as a result of the issuance of a court order or other government process, Participant shall (a)   promptly, but in no event more than 72 hours after learning of such court order or other government process, notify the Company; (b) at the Company's expense, take all reasonable necessary steps requested by the Company to defend against the enforcement of such court order or other government process, and permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof; and (c) if such compelled disclosure is required, Participant shall disclose only that portion of the Confidential Information that is necessary to meet the minimum legal requirement imposed on Participant. The Participant agrees that such Confidential Information remains confidential even if committed to the Participant's memory. The Participant agrees, during the term of his or her employment and at all times thereafter, not to use, divulge, or furnish or make accessible to any third party, company, corporation or other organization (including but not limited to, customers, competitors, or governmental agencies), without the Company's prior written consent, any Confidential Information of the Company, except as necessary in his or her position with the Company.

3.                  Return of Confidential Information and Company Property. The Participant agrees that whenever the Participant's continuous relationship with the Company ends for any reason, (a) all records, materials, notes, equipment, drawings, documents and data of any nature or medium, and all copies thereof, relating to any Confidential Information (collectively the "the Company Materials") which is in Participant 's possession or under Participant 's control, and (b) all Company computer and computer-related equipment and software, and all Company property, files, records, documents, drawings, specifications, lists, equipment, keys, passes, and similar items relating to the business of the Company, whether prepared by or provided to the Participant or otherwise, coming into the Participant's possession or control during the course of his employment shall remain the exclusive property of the Company, shall in each case under clauses (a) and (b) be delivered by the Participant to the Company immediately, with no request being required. Participant shall not remove any of the Company Materials from the Company's business premises or deliver any of the Company Materials to any person or entity outside of the Company, except as required in connection with Participant’s duties.

4.                      Misconduct. The Participant shall not engage in any of the following acts that are considered to be contrary to the Company's best interests during the term of his or her employment with the Company: (a) violating the Company's Code of Conduct, Insider Trading Policy or any other written policies of the Company, (b) unlawfully trading in the securities of Sucampo or of any other company based on information gained as a result of his or her employment with the Company, or (c) engaging in any activity which constitutes gross misconduct.

5.                      Reasonableness of Provisions. The Participant agrees that: (a) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Paragraph B are ancillary or a part of; (b)   the consideration provided by the Company under this Agreement is not illusory but are in fact material and considerable; (c) the restrictions contained in this Section B are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company; and (d) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of Confidential Information to the Participant, all give rise to the Company's reasonable interest in requiring the Participant to comply with the covenants set forth in this Section B.

6.                      Repayment and Forfeiture. The Participant specifically recognizes and affirms that each of the covenants contained in Sections B.1 through B.4 of this Agreement is a material and important term of this Agreement which has induced the Company to provide for the award of the Options granted hereunder, the disclosure of Confidential Information referenced herein, and the other promises made by the Company herein. The Participant further agrees that in the event that (i) the Company determines that the Participant has breached any term of Sections B.1 through B.4 or (ii) all or any part of Section B is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Participant and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion:

(a)   Cancel any unexercised Options granted hereunder; and/or

(b)   Require the Participant to pay to the Company all gains realized from the exercise of any Options granted hereunder.

7.                      Equitable Relief. In the event the Company determines that the Participant has breached or attempted or threatened to breach any term of Section B, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate or (c) posting any bond with respect thereto) against the Participant prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.

8.                      Extension of Restrictive Period. The Participant agrees that the period during which the covenants contained in this Section B shall be effective shall be computed by excluding from such computation any time during which the Participant is in violation of any provision of Section B.

9.                      Acknowledgments. The Company and the Participant agree that it was their intent to enter into a valid and enforceable agreement. The Participant and the Company thereby acknowledge the reasonableness of the restrictions set forth in Section B, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. The Participant further acknowledges that his or her skills are such that he or she can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent him or her from earning a living. The Participant agrees that if any covenant contained in Section B is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.

10.                  Provisions Independent. The covenants on the part of the Participant in this Section B shall be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Participant against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

11.                  Notification of Subsequent Employer. The Participant agrees that the Company may notify any person or entity employing the Participant or evidencing an intention of employing the Participant of the existence and provisions of this Agreement.

C.	Additional Terms and Conditions.

1.                Adjustment for Change in Common Stock. In the event of any change in the outstanding shares of Sucampo Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or other similar corporate change, the number and type of shares which the Participant may purchase pursuant to the Options and the Option Exercise Price at which the Participant may purchase such shares shall be adjusted, to such extent (if any), determined to be appropriate and equitable by the Committee.

2.                Effect of Reorganization Event. In the event of a Reorganization Event (as defined in the Plan), the following provisions shall apply:

(a)   If the successor corporation (or affiliate thereto) (1) assumes the outstanding Options granted hereunder or (2) replaces the outstanding Options with equity awards that preserve the existing value of such Options at the time of the Reorganization Event and provide for subsequent payout in accordance with a vesting schedule and performance targets, as applicable, that are the same or more favorable to the Participant than the vesting schedule and performance targets applicable to such Options, then the outstanding Options or such substitute thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan, subject to Section C.2 (c) below.

(b)   If the outstanding Options granted hereunder are not assumed or replaced in accordance with Section C.2 (a) above, then upon the Reorganization Event, (1)   the outstanding Options granted hereunder shall immediately vest and become exercisable only to the extent the performance targets have been achieved or would be achieved by the Reorganization Event and shall remain outstanding in accordance with their terms, and shall be paid, , immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A and (2), notwithstanding Section C.2 (b)(1) but after taking into account the accelerated vesting set forth therein, the Board or Committee may, in its sole discretion, provide for cancellation of the outstanding Options at the time of the Reorganization Event in which case a payment of cash, property or a combination thereof shall be made to the Participant that is determined by the Board in its sole discretion, but is at least equal to the excess, if any, of the value of such consideration over the Option Exercise Price for such Options less applicable taxes.

(c)   If the outstanding Options granted hereunder are assumed or replaced in accordance with Section C.2 (a) and the Participant's employment with the Company (or if applicable, a successor corporation) is terminated by the Company or such successor for any reasons other than Cause or by the Participant for Good Reason, if applicable, in each case, within the two-year period commencing on the Reorganization Event, then, as of the date of the Participant's termination, (1) the outstanding Options granted hereunder shall immediately vest and become exercisable only to the extent the performance targets have been achieved or would be achieved by the Reorganization Event and shall remain outstanding until the Expiration Date and shall be paid, , immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A. For purposes of this Section C.2, "Cause" and "Good Reason" are defined in the Participant’s employment agreement, if applicable, or Cause is defined hereinafter, and a termination for Cause or Good Reason is subject to the terms and conditions set forth in the Plan.

3.	Nontransferability. Unless the Committee specifically determines otherwise:

 (a) the Options are personal to the Participant and, with respect to Options, during the Participant's lifetime, such Options may be exercised only by the Participant, and (b) the Options shall not be transferable or assignable, other than in the case of the Participant's death by will, the laws of descent and distribution.

4.                 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)   “Affiliate” shall mean a person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or under common control with another person or entity, including current and former directors and officers of such an entity.

(b)   “Conflicting Product” means any product, method or process, system or service of any person or organization other than the Company that is the same as, similar to or interchangeable with any product, method or process, system or service that was provided or under development by the Company or any of its Affiliates at the time Participant’s employment with the Company terminates, or about which Participant acquired any Confidential Information or developed any Participant Work Product.

(c)   “Conflicting Organization” means any person or organization which is engaged in research on or development, production, marketing, licensing, selling or servicing of any Conflicting Product.

(d)  “Fair Market Value” of a share of Common Stock on any date shall mean the Closing Price of a share of Common Stock. For purposes of this definition, Closing Price shall mean for any particular date the closing price of a share of Common Stock as reported for the last trade on the Nasdaq Global Market or if the stock is not then traded on the Nasdaq Global Market then as reported on such national securities exchange on which the stock is then listed and if not then listed on a national securities exchange as reported in the OTC Bulletin Board provided that for a day to be considered a trading day at least 50,000 shares of Common Stock must trade on such day or if there is no listing on OTC Bulletin Board then no such determination can be made until the Common Stock is so listed and traded. If the particular date falls on a date in which the Common Stock is not traded, the Closing Price shall be determined on the prior date in which the Common Stock was traded.

(e)   “Participant Work Product” shall mean all Confidential Information and inventions conceived of, created, developed or prepared by Participant (whether individually or jointly with others) before or during Participant 's employment with the Company, during or outside of working hours, which relate in any manner to the actual or demonstrably anticipated business, research or development of the Company or its products, methods, processes, systems or services, or result from or are suggested by any task assigned to Participant or any work performed by Participant for or on behalf of the Company or any of its Affiliates.

(f) “Participation” shall be construed broadly to include, without limitation:

(i)   serving as a director, officer, employee, consultant or advisor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces.

(g)   “Related Entity” shall mean any entity as to which the Company directly or indirectly owns 20% or more of the entity's voting securities, general partnership interests, or other voting or management rights at the relevant time.

(h)   “Retirement” shall mean (i) early, normal or late retirement under the U.S. pension plan of the Company in which the Participant participates (if any), (ii)   retirement as explicitly set out in an individual agreement between the Company and the Participant for this purpose in effect on the Grant Date, (iii)   termination of employment after attaining at least age 55 with at least 10 years of service with the Company (or, if earlier, after attaining at least age 65 and completing at least five years of service with the Company), or (iv) retirement as otherwise determined by the Committee.

(i) “Total Disability” shall mean being considered disabled under the Company's Long Term Disability Plan (as amended and restated from time to time), with such status having resulted in benefit payments from such plan or another Sucampo disability plan and 12 months having elapsed since the Participant was so considered to be disabled from the cause of the current disability. The effective date of a Participant's Total Disability shall be the first day that all of the foregoing requirements are met.

5.                Notices. Any notice to be given to Sucampo in connection with the terms of this Agreement shall be addressed to Sucampo at 4520 East-West Highway, Third Floor, Bethesda, MD 20814, Attention: Corporate Secretary or such other address as Sucampo may hereafter designate to the Participant. Any notice to be given to Participant in connection with the terms of this Agreement shall be addressed to the Participant at the address set forth below the Participant’s signature, or such other address as the Participant may hereafter designate to Sucampo. Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, certified mail postage prepaid, with the United States postal service.

6.	Binding Effect.

(a)   This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to Sucampo, whether by merger, consolidation or the sale of all or substantially all of Sucampo's assets. Unless the Options are cancelled, terminated or paid out as provided under Section B.2., Sucampo will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Sucampo expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Sucampo would be required to perform it if no such succession had taken place.

(b)   This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the Options may be transferred by will or the applicable laws of descent and distribution as permitted under the terms of this Agreement.

7.                      No Contract of Employment; Agreement's Survival. This Agreement is not a contract of employment. This Agreement does not impose on the Company any obligation to retain the Participant in its employ and shall not interfere with the ability of the Company to terminate the Participant's employment relationship at any time and for any reason. This Agreement shall survive the termination of the Participant's employment for any reason.

8.                      Registration, Listing and Qualification of Shares. The Committee may require that the Participant make such representations and agreements and furnish such information as the Committee deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and shares of Common Stock shall not be issued unless and until the Participant makes such representations and agreements and furnished such information as the Committee deems appropriate and the Committee otherwise believes Sucampo has complied with all legal requirements applicable to such issuance.

9.                      Amendment; Waiver. As directed by the Board or the Committee, the terms and conditions of this Agreement may be amended in writing by the chief human resources officer or chief legal officer of Sucampo (or either of their delegates), provided, however, that (i) no such amendment shall be adverse to the Participant without the Participant's written consent (except to the extent the Committee reasonably determines that such amendment is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which Sucampo Common Stock is listed or quoted); and (ii) the amendment must be permitted under the Plan. The Company's failure to insist upon strict compliance with any provision of this Agreement or failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not be deemed to be a waiver of such provision or any such right, power or remedy which the Board, the Committee or the Company has under this Agreement.

10.                  Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

11.                  Plan Controls. The Options and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any guidelines, policies or regulations which govern administration of the Plan, which shall be controlling. The Committee reserves its rights to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that Options outstanding under the Plan at the time of such action shall not, without the Participant's written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which the Common Stock is listed or quoted). All interpretations or determinations of the Board or the Committee or its delegate shall be final, binding and conclusive upon the Participant (and his or her legal representatives and any recipient of a transfer of the Options permitted by this Agreement) on any question arising hereunder or under the Plan or other guidelines, policies or regulations which govern administration of the Plan.

12.                  Participant Acknowledgements. By entering into this Agreement, the Participant acknowledges and agrees that:

(a)   the Option grant will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except in circumstances set forth above for Options already granted under the Plan);

(b)   stock options and restricted stock units are not a constituent part of the Participant's salary and that the Participant is not entitled, under the terms and conditions of his/her employment, or by accepting or being awarded the Options pursuant to this Agreement, to require options, restricted stock units or other awards to be granted to him/her in the future under the Plan or any other plan;

(c)   upon exercise of the Options the Participant will arrange for payment to the Company an estimated amount to cover employee payroll taxes resulting from the exercise and/or, to the extent necessary, any balance may be withheld from the Participant's wages;

(d)  benefits received under the Plan will be excluded from the calculation of termination indemnities or other severance payments;

(e)   in the event of termination of the Participant's employment, a severance or notice period to which the Participant may be entitled under local law and which follows the date of termination specified in a notice of termination or other document evidencing the termination of the Participant's employment will not be treated as active employment for purposes of this Agreement and, as a result, vesting of unvested Options will not be extended by any such period;

(f)  the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options and stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations; and

(g)   this Agreement will be interpreted and applied so that the Options, in all cases, to the extent possible, will not be subject to Code Section 409A. Notwithstanding any other provisions of this Agreement, this Agreement will be modified to the extent the Committee reasonably determines that is necessary or appropriate for such Options to comply with Code Section 409A.

13.                  Right of Set-Off. The Participant agrees, in the event that the Company in its reasonable judgment determines that the Participant owes the Company or any Related Entity any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company's tax equalization program or the Company's policies with respect to travel and business expenses, and if the Participant has not satisfied such obligation(s), then the Company may instruct the plan administrator to withhold and/or sell shares of the Common Stock acquired by the Participant upon exercise of his or her Options (to the extent such Options are not subject to Code Section 409A), or the Company may deduct funds equal to the amount of such obligation from other funds due to the Participant from the Company to the maximum extent permitted by Code Section 409A.

14.                  Electronic Delivery and Acceptance. The Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. The Participant hereby consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

15.                  Data Privacy. Participant hereby acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant's ability to participate in the Plan. The Company and Participant’s employer hold certain personal information about Participant, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Sucampo, or details of all options, restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Participant’s authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to participate in the Plan.

16.                  Stock Ownership Guidelines. The Participant agrees as a condition of this grant that, in the event that the Participant is subject to the Company's Stock Ownership Guidelines, the Participant shall not sell any shares obtained upon exercise of the Options unless such sale complies with the Stock Ownership Guidelines as in effect from time to time.

17.                  Governing Law. This Agreement and the relationship of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflict of law rules or principles.

18.                  Choice of Venue. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Participant or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and the Participant and the Company consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

19.                  Entire Agreement. This Agreement contains all the understanding and agreements between the Participant and the Company regarding the subject matter hereof.

(This space intentionally left blank.)

Sucampo Durational Stock Option Incentive Award Summary

Participant Name: Andrew Smith

Grant Date: 1/30/2015

Exercise Price: $_.

TOTAL AWARD:

Stock Options: 50,000

TOTAL AWARD DETAILS

DURATIONAL STOCK OPTIONS GRANT

Number of Stock Options Granted: 50,000

Option Exercise (Grant) Price: $_.

Expiration Date: 1/30/25

Vesting Schedule*:

12,500 options vest on 1/30/16

12,500 options vest on 1/30/17

12,500 options vest on 1/30/18

12,500 options vest on 1/30/19

*     Vesting and exercisability are subject to the terms and conditions set forth above.

AWARD ACCEPTANCE

This Sucampo Durational Stock Option Incentive Award (“Award”) is not considered valid unless you accept it on or before February 6, 2015. At the bottom of this Award Summary, you can indicate that you either “Accept” or “Reject” the Award by marking an “x” in the box next to “Accept” below and accepting your Award or by marking an “x” in the box next to “Reject” below or by failing to make any such indication by the indicated date, in either of such cases you will be deemed to have rejected this award. By marking this award with an “x” you acknowledge having received and read this Award Summary, the Terms and Conditions document and the Plan under which this Award was granted and you agree to comply with, and be bound by, the terms and conditions of the Plan, this Award Summary and the Terms and Conditions document. If you “Reject” this Award, the Award will be null and void and will NOT become yours. Likewise, if you do not either “Accept” or “Reject” this Award on or before February 6, 2015, the Award will be null and void and will NOT become yours.

ACCEPT ☒	REJECT ☐

IN WITNESS WHEREOF, the Company has caused Options to be executed by its duly authorized officer.

Sucampo Pharmaceuticals, Inc.

Dated: January 30, 2015
By:
Name:

Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Options and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s Amended and Restated 2006 Stock Incentive Plan, as amended and restated.

PARTICIPANT:

Address:

EXHIBIT B

SEPARATION AGREEMENT AND RELEASES

This Separation Agreement and Releases (“Separation Agreement”) is made and entered into as of the day of , 201_, by and between [NAME] (hereinafter “Executive”) and Sucampo Pharmaceuticals, Inc. (“SPI”), a corporation organized under the laws of the State of Delaware, and its affiliates (hereinafter collectively referred to as the “Company”).

WHEREAS, Executive and SPI are parties to an Employment Agreement dated as of

, 201_ (hereinafter, the “Employment Agreement”);

WHEREAS, Executive and Company intend to settle any and all claims that Executive may have against Company as a result of any act, occurrence, decision, event or omission occurring at any time prior to the signing of this Separation Agreement, including, but not limited to, any matter or fact arising out of Executive’s employment with SPI, compensation during the employment, the termination of Executive’s employment, or the events giving rise to the Employment Agreement or this Separation Agreement;

WHEREAS, the parties have had extensive negotiations concerning the terms and conditions of the Executive’s separation arrangement from the Company, and they have agreed upon such terms and conditions as set forth in this Separation Agreement;

NOW, THEREFORE, in consideration of the severance payments and benefits, obligations and covenants all contained herein, the parties agree as follows:

1.	Termination of Employment. Executive’s last day of active employment with

the Company is       , 201_ and after that date, Executive will have no role or relationship with or obligation to the Company except as set forth in this Separation Agreement.

2..	Separation Agreement Executive understands that any payments or benefits paid or granted to him pursuant to this Separation Agreement represent consideration for signing this Separation Agreement and are not salary, wages or benefits to which Executive was already entitled. Executive understands that, in light of the circumstances surrounding his employment with the Company, the Company chose to terminate the Employment Agreement, but in consideration for Executive’s execution of this Separation Agreement, the Company has agreed to provide the Executive with payment and benefits in excess of the payments and benefits described in the Employment Agreement for such termination. Executive understands that he will not receive any payments or benefits from the Company unless (a) he executes this Separation Agreement and does not revoke it within the time period permitted herein, and (b) he complies with all obligations in this Separation Agreement and does not breach it. Pursuant to the terms of this Separation Agreement, Executive will receive the following benefits:

a.	payment of Executive’s base salary through ________, 201_;

b.	a lump sum severance payment of $________, less all taxes and withholdings, to be made by no later than ten (10) business days following the execution of Exhibits A and B in accordance with Section 9 of this Separation Agreement without any revocation having occurred;

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c.	in the event Executive elects COBRA, the COBRA continuation premium payments will be made by the Company during the _______ ( ) month period following the termination date; and

d.	payment for any accrued and unused PTO through _________, 201_.

3.	Release of Claims by Executive. Executive and the Company intend to settle any and all claims that Executive may have against the Company as a result of the hiring of Executive, Executive’s employment, Executive’s compensation while employed, and the termination of Executive’s employment. Executive agrees that in exchange for SPI’s promises in the Agreement and in exchange for the separation pay and benefits to be paid to Executive as described in the Agreement, Executive, on behalf of Executive and Executive’s heirs, successors and assigns, hereby releases and forever discharges the Company, its predecessors, successors, and assigns, and their respective boards of directors, board committees, officers, directors, shareholders, agents, employees, and insurers (the “Released Parties”), from all liability for damages and from all claims that Executive may have against the Released Parties arising from or relating to the hiring of Executive, Executive’s compensation while employed, Executive’s employment, the termination of Executive’s employment, and any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this Separation Agreement.

A.                Executive understands and agrees that Executive’s release of claims in this Separation Agreement includes, but is not limited to, any claims Executive may have under Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the

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Maryland Fair Employment Practices Statute (formerly referred to as Article 49 B) - MD. Code Ann., State Gov't § 20-601 et seq.; Maryland Lily Ledbetter Civil Rights Restoration Act - MD. Code Ann., State Gov't § 20-607 (b); Maryland Equal Pay Law- MD. Code Ann., Lab. & Emp. § 3-301 et seq.; Maryland Wage Payment and Collection Law - MD. Code Ann., Lab. & Emp. § 3- 501 et seq.; Maryland Wage Hour Law - MD. Code Ann., Lab. & Emp. § 3-401 et seq.; Maryland Worker's Compensation Act - MD. Code Ann., Lab. & Emp. § 9-101 et seq.; Maryland Occupational Safety and Health Law - MD. Code Ann., Lab. & Emp. § 5-101 et seq. or any other federal, state, or local statute, ordinance, or law.

B.                 Executive also understands that Executive is giving up all other claims, whether grounded in contract or tort theories, including, but not limited to, wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, detrimental reliance, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, assault, battery, fraud, invasion of privacy, intentional or negligent misrepresentation, defamation, including libel, slander, discharge defamation and self-publication defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable.

C.                 Executive will not institute any lawsuit against the Released Parties arising from or relating to the hiring of Executive, Executive’s employment, Executive’s compensation while employed, the termination of Executive’s employment, or any other actions, decisions, alleged omissions, or events occurring prior to the signing of this Separation Agreement.

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D.                To the extent required by law, nothing contained in this Separation Agreement will be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees that Executive is waiving the right to any monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding related to any claim against the Released Parties arising from or relating to the hiring of Executive, Executive’s employment, Executive’s compensation while employed, the termination of Executive’s employment, or any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this Separation Agreement.

E.                 Notwithstanding any of the foregoing, this Separation Agreement shall not apply with respect to any rights or claims which Executive may have under this Separation Agreement itself or to any rights or benefits Executive may have related to vested accrued benefits under the terms of the Company’s benefit plans or to the Executive’s right to be indemnified by the Company pursuant to the terms of its bylaws and the law of the State of Delaware.

F.                  Executive expressly acknowledges that he has been given the opportunity to take twenty-one (21) days to review this Separation Agreement before signing it, and that he has been advised to consult with an attorney before signing it. Executive acknowledges that he understands that he may revoke this Separation Agreement, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of Executive’s intent to revoke this release within seven (7) days following the execution of this Separation Agreement, and that this Separation Agreement is not effective or enforceable until that seven-day revocation period has expired. Executive understands that any such revocation

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must be stated in writing and delivered by hand or by certified mail-return receipt requested to ____________, Human Resources Department, Sucampo Pharmaceuticals, Inc., 4520 East West Highway, Third Floor, Bethesda, Maryland 20814. If Executive exercises this right to revoke or rescind, the Company shall have no obligation to provide severance pay or benefits to Executive as provided by the Agreement.

G.                Executive acknowledges that the Company’s obligation to provide any severance pay or benefits pursuant to the Agreement shall not become effective or enforceable until this Separation Agreement has been executed and the revocation period identified above has expired without notice of revocation having been made.

H.                Executive agrees that he will forfeit all amounts payable by the Company under this Separation Agreement if he challenges the validity of this Separation Agreement. Executive also agrees that if he violates this Separation Agreement by suing the Company or the other Released Parties, in the event that the Company is the prevailing party, Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by Executive on or after the termination of his employment.

I.                   Executive hereby acknowledges and states that Executive has read this Separation Agreement, this Separation Agreement is written in language which is understandable to Executive, that Executive fully appreciates the meaning of the terms of this Separation Agreement, and that Executive enters into this Separation Agreement freely and voluntarily.

4.	Release of Claims by Company. The Company, its boards of directors, board committees, officers, directors, shareholders, agents, and employees agree and forever discharge

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and release Executive, his heirs, assign, executors and administrators from any and all claims, actions, causes of action, grievances, arbitrations, suits, proceedings, debts, controversies, agreements, attorney fees, judgments, demands, and damages whatsoever, in law or equity, arising from or relating to any actions, decisions, alleged omissions, or events occurring on or prior to the signing of this Separation Agreement, except any action or proceeding which the Company may be required or requested to take against Executive as a result of any regulatory agency action. This includes, but is not limited to, any claims arising from or relating to Executive’s employment with, and recruitment to, the Company, and Executive’s termination of employment. Nothing in this Separation Agreement releases or waives Company’s right to enforce any breach or violation of this Separation Agreement.

5.	Confidentiality. Executive agrees that this Separation Agreement and the

Employment Agreement are confidential and agrees not to disclose any information regarding the terms of this Separation Agreement or the Employment Agreement, except to his immediate family and any tax, legal or other counsel he has consulted regarding the meaning or effect hereof or as required by law, and he will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law. Further, Executive shall not affirmatively make any public or private statements about his employment or separation from the Company except to his immediate family and any tax, legal or other counsel he has retained, unless authorized in writing by the Company; except however, that in response to any inquires from any media or third party, Executive only can state that “Executive and the Company have agreed to part ways on an amicable basis upon the conclusion of the Employment Agreement.” Company shall provide dates of employment and positions held by Executive in response to any inquiry made by a third

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party for any purpose regarding Executive’s employment by the Company, and shall not be required to provide any other reference for Executive, whether oral or written.

6.	Executive Cooperation. As long as there is no conflict between Executive’s legal interests and those of the Company, Executive agrees that he shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which Executive, by virtue of his employment with the Company, has knowledge or information relevant to said investigation or litigation including, but not limited to (i) meeting with representatives of the Company to prepare for testimony and to provide truthful information regarding his knowledge, (ii) acting as the Company’s representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful information or testimony relevant to the investigation or litigation. Company agrees to reimburse Executive’s reasonable expenses incurred for his cooperation under this Paragraph 6.

Executive also agrees to cooperate with the Company and its counsel in connection with any matters relating to the Company in which Executive has been compelled, by subpoena or other compulsory, to testify or produce documents. Executive shall provide notice to the Company within 48 hours of receiving such notice and agrees to (i) meet with the Company’s representatives and attorneys (ii) provide the attorneys with any documents requested, and (iii) prepare for any appearance with the Company’s attorneys.

Executive, at his own expense, may retain his own counsel, in lieu of or in addition to, the Company’s counsel. Executive’s appointment of his own counsel shall in no way interfere with his obligation to cooperate with the Company as described herein.

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7.	Mutual Non-Disparagement. Executive and the Company agree that, at all times following the signing of this Separation Agreement, they shall not engage in any disparagement or vilification of the other, and shall refrain from making any false, negative, critical or otherwise disparaging statements, implied or expressed, concerning the other, including, but not limited to, the management style, methods of doing business, the quality of products and services, role in the community, treatment of employees or the circumstances and events regarding Executive’s employment separation. Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this Separation Agreement not to make disparaging statements shall be each member of the Board of Directors of the SPI and each of SPI's senior executive officers. The parties further agree to do nothing that would damage the other’s business reputation or good will. Nothing in this Separation Agreement prevents the Company responding to subpoenas, government inquiries or other obligations they may have under the law or from reporting criminal activities to appropriate authorities.

8.	Employment Agreement Provisions Incorporated Into Separation Agreement Executive and the Company will be bound by and comply with all provisions of Article 5 of the Employment Agreement, for the durations expressly stated in Article 5, all of which are incorporated by reference into this Separation Agreement. Aside from Article 5 of the Employment Agreement, which is incorporated herein, this Separation Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto including, without limitation, the Employment Agreement. In addition, no provision of this Separation Agreement may be

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amended, modified, changed, altered, or supplemented except by a writing that is signed by Executive and by the Company.

9.	Post-Employment General Release and Termination Certificate. As consideration for the payments and benefits Executive receives under this Separation Agreement, Executive agrees to execute the Termination Certificate attached as Exhibit A between _____ and _____, 201_ and the General Release as Exhibit B to this Separation Agreement on ______, 201_. If Executive fails to execute and return such documents to the Company by _______, 201_, or revokes the General Release after executing it, Executive forfeits his right to all payments and benefits in the Separation Agreement.

10.	Indemnification Rights. In the event Executive is named as a defendant in a lawsuit because of his role as an officer, manager, or employee of the Company, Executive shall be entitled to the same indemnification rights and directors and officers liability coverage he had while employed by the Company. In any such lawsuit, the Company shall have the option of designating counsel for Executive and Executive agrees that his counsel shall enter into a joint defense agreement with the attorneys for the Company and any of its officers, directors, shareholders, employees, or other agents or representatives with respect to their common defense.

11..	Severability .Any provisions of this Separation Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby

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waived, to the end that this Separation Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

12.	Controlling Law This Separation Agreement has been entered into by the parties in the State of Maryland and shall be continued and enforced in accordance with the laws of Maryland.

13.	Arbitration. Any controversy, claim, or breach arising out of or relating to this Separation Agreement or the breach thereof shall be settled by arbitration in the State of Maryland in accordance with the rules of the American Arbitration Association for commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided, however, that this provision shall not preclude the Company from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Article 5 of the Employment Agreement as incorporated into this Separation Agreement.

14.	Assignments. Subject to obtaining Executive’s prior approval, which shall not be unreasonably withheld or delayed, the Company shall have the right to assign this Separation Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Separation Agreement is personal to Executive and Executive’s rights and interest hereunder may not be assigned, nor may Executive’s obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

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EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS ENTIRE SEPARATION AGREEMENT CAREFULLY, AS THIS SEPARATION AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (AS ALLOWED BY LAW) WHICH HE MAY HAVE AGAINST THE COMPANY INCLUDING CLAIMS PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

(Signature page appears on the following page.)

IN WITNESS WHEREOF, Executive after due consideration and consultation, has authorized, executed, and delivered this Separation Agreement all as of the date first above written.

NAME

Sucampo Pharmaceuticals, Inc.

By:
NAME

TITLE

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EXHIBIT A

TERMINATION CERTIFICATE

I hereby certify that I do not have in my possession or under my control, nor have I failed to return, any “Company Materials” as defined in that certain Employment Agreement entered into before Sucampo Pharmaceuticals, Inc., a Delaware corporation, and me, dated as of __________, 201_.

I further certify that I have complied with and will continue to comply with all the terms of the Separation Agreement.

Date

EXHIBIT B

GENERAL RELEASE

This General Release is made and entered into as of the day of , 201_ (the “Separation Date”), by and between [NAME] (hereinafter “Executive”) and Sucampo Pharmaceuticals, Inc. (“SPI”), a corporation organized under the laws of the State of Delaware, and its affiliates (hereinafter collectively referred to as the “Company”).

WHEREAS, Executive and SPI are parties to Separation and Release Agreement dated as of , 201_ (hereinafter, the “Separation Agreement”);

WHEREAS, Executive and Company intend to settle any and all claims that Executive may have against Company as a result of any act, occurrence, decision, event or omission occurring at any time after the signing of the Separation Agreement, including, but not limited to, any matter or fact arising out of Executive’s employment with SPI, the termination of Executive’s employment, or the events giving rise to the Separation Agreement or this General Release;

WHEREAS, under the terms of the Separation Agreement, Executive promised to enter into this General Release as a condition precedent to the separation payments and benefits to be provided under the Separation Agreement;

NOW, THEREFORE, in consideration of the payments and benefits, obligations and covenants contained in the Separation Agreement herein, the parties agree as follows:

1.	Release of Claims. Executive and the Company intend to settle any and all claims that Executive may have against the Company as a result of the hiring of Executive, Executive’s employment, Executive’s compensation while employed, and the termination of Executive’s employment. Executive agrees that in exchange for SPI’s promises in the Separation Agreement and in exchange for the separation pay and benefits to be paid to Executive as described in the Separation Agreement, Executive, on behalf of Executive and Executive’s heirs, successors and assigns, hereby releases and forever discharges the Company, its predecessors, successors, and assigns, and their respective boards of directors, board committees, officers, directors, shareholders, agents, employees, and insurers (the “Released Parties”), from all liability for damages and from all claims that Executive may have against the Released Parties arising from or relating to the hiring of Executive, Executive’s compensation while employed, Executive’s employment, the termination of Executive’s employment pursuant to any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this General Release.

A.                Executive understands and agrees that Executive’s release of claims in this General Release includes, but is not limited to, any claims Executive may have under Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Maryland Fair Employment Practices Statute (formerly referred to as Article 49 B) - MD. Code Ann., State Gov't § 20-601 et seq.; Maryland Lily Ledbetter Civil Rights Restoration Act - MD. Code Ann., State Gov't § 20-607 (b); Maryland Equal Pay Law- MD. Code Ann., Lab. & Emp. § 3-301 et seq.; Maryland Wage Payment and Collection Law - MD. Code Ann., Lab. & Emp. § 3-501 et

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seq.; Maryland Wage Hour Law - MD. Code Ann., Lab. & Emp. § 3-401 et seq.; Maryland Worker's Compensation Act - MD. Code Ann., Lab. & Emp. § 9-101 et seq.; Maryland Occupational Safety and Health Law - MD. Code Ann., Lab. & Emp. § 5-101 et seq., or any other federal, state, or local statute, ordinance, or law.

B.                 Executive also understands that Executive is giving up all other claims, whether grounded in contract or tort theories, including, but not limited to, wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, detrimental reliance, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, assault, battery, fraud, invasion of privacy, intentional or negligent misrepresentation, defamation, including libel, slander, discharge defamation and self-publication defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable.

C.                 Executive will not institute any lawsuit against the Released Parties arising from or relating to the hiring of Executive, Executive’s employment, Executive’s compensation while employed, the termination of Executive’s employment, or any other actions, decisions, alleged omissions, or events occurring prior to the signing of this General Release.

D.                To the extent required by law, nothing contained in this General Release will be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees that Executive is waiving the right to any monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding related to any

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claim against the Released Parties arising from or relating to the hiring of Executive, Executive’s employment, Executive’s compensation while employed, the termination of Executive’s employment, or any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this General Release.

E.                 Notwithstanding any of the foregoing, this General Release shall not apply with respect to any rights or claims which Executive may have under the terms of the Separation Agreement itself or to any rights or benefits Executive may have related to vested accrued benefits under the terms of the Company’s benefit plans or to the Executive’s right to be indemnified by the Company pursuant to the terms of its bylaws and the law of the State of Delaware.

F.                  Executive expressly acknowledges that he has been given the opportunity to take twenty-one (21) days to review this General Release before signing it, and that he has been advised to consult with an attorney before signing it. Executive acknowledges that he understands that he may revoke this General Release, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of Executive’s intent to revoke this release within seven (7) days following the execution of this General Release, and that this General Release is not effective or enforceable until that seven-day revocation period has expired. Executive understands that any such revocation must be stated in writing and delivered by hand or by certified mail-return receipt requested to , Human Resources Department, Sucampo Pharmaceuticals, Inc., 4520 East West Highway, Third Floor, Bethesda, Maryland 20814. If Executive exercises this right to revoke or rescind, the Company shall have no obligation to provide severance pay or benefits to Executive as provided by the Agreement.

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G.                Executive acknowledges that the Company’s obligation to provide any severance pay or benefits pursuant to the Agreement shall not become effective or enforceable until the revocation period identified above has expired without notice of revocation having been made.

H.                Executive agrees that he will forfeit all amounts payable by the Company under the Separation Agreement if he challenges the validity of this General Release. Executive also agrees that if he violates this General Release by suing the Company or the other Released Parties, in the event that the Company is the prevailing party, Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by Executive on or after the termination of his employment.

2.                  This General Release shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and permitted assigns.

3.                  Executive hereby acknowledges and states that Executive has read this General Release, this General Release is written in language which is understandable to Executive, that Executive fully appreciates the meaning of the terms of this General Release, and that Executive enters into this General Release freely and voluntarily.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS ENTIRE GENERAL RELEASE CAREFULLY, AS THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (AS ALLOWED BY LAW) WHICH HE MAY HAVE AGAINST THE COMPANY INCLUDING CLAIMS PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

(Signature page appears on the following page.)

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IN WITNESS WHEREOF, Executive after due consideration and consultation, has authorized, executed, and delivered this General Release all as of the date first above written.

NAME

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EXHIBIT C

INVENTIONS, INTELLECTUAL PROPERTY AND EQUIPMENT CERTIFICATE

I hereby certify that I have set forth below a complete list and brief description of all Inventions, intellectual property and equipment located at the Company which is owned directly or indirectly by me and which shall not be transferred to the Company pursuant to the terms of that certain Employment Agreement (the Agreement") entered into between Sucampo Pharmaceuticals, Inc., a Delaware corporation, and me, dated January 30, 2015.

I further certify that I have complied with and will continue to comply with all the terms of the Agreement.

List of Items:

/s/ Andrew Smith
SIGNATURE

Andrew Smith
Print Name

April 20, 2015
Date